Exhibit 99.2

Consolidated Financial Statements of

NYTIS EXPLORATION (USA) INC.

For nine months ended

September 30, 2010 and 2009

(Unaudited)

NYTIS EXPLORATION (USA) INC.

NYTIS EXPLORATION (USA) INC.

Consolidated Balance Sheets

	September 30, 2010	December 31,
	(Unaudited)	2009
ASSETS

Current assets:
Cash and cash equivalents	$1,018,532	$208,295
Accounts receivable	896,815	1,229,678
Prepaid expenses and deposits	468,410	199,598
Derivative assets	312,610	—
Total current assets	2,696,367	1,637,571

Oil and gas properties, at cost, net (based on the full cost method of accounting for oil and gas properties) (note 6)	22,530,149	41,872,571
Other property and equipment, net	85,385	128,187
	22,615,534	42,000,758

Equity method investment	560,000	—
Deferred tax asset	—	4,784,000
Other long-term assets	126,764	149,172

Total assets	$25,998,665	$48,571,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,371,981	$1,906,230
Derivative liabilities	—	123,670
	1,371,981	2,029,900
Non-current liabilities:
Due to related parties (note 14)	3,074,373	5,504,213
Asset retirement obligation (note 2)	298,187	749,470
Notes payable (note 7)	2,116,383	24,047,233
Total non-current liabilities	5,488,943	30,300,916

Commitments and contingencies (notes 11, 12 and 14)

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 1,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 100,000 shares, 29,375 shares issued and outstanding at September 30, 2010 and December 31, 2009	282	282
Additional paid-in capital	28,179,398	28,179,398
Non-controlling interests	642,244	847,181
Share purchase promissory note (note 9)	(684,465)	(655,298)
Accumulated deficit	(8,999,718)	(12,130,878)
Total stockholders’ equity	19,137,741	16,240,685

Total liabilities and stockholders’ equity	$25,998,665	$48,571,501

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009

Revenue:
Oil and gas	$4,492,276	$4,227,107
Other income	255,323	229,095
Total revenue	4,747,599	4,456,202

Expenses:
Lease operating expenses	767,147	800,801
Transportation costs	226,298	268,492
Production and property taxes	312,648	474,591
General and administrative	2,411,771	1,779,012
Depreciation, depletion and amortization	1,193,527	1,888,969
Accretion of asset retirement obligations	12,621	32,486
Other	—	1,318
Total expenses	4,924,012	5,245,669

Operating loss	(176,413)	(789,467)

Other income and expense:
Interest income	29,330	28,252
Interest expense	(291,000)	(882,968)
Gain on sale of oil and gas properties	9,886,329	—
Total other income and expense	9,624,659	(854,716)

Income (loss) before income taxes	9,448,245	(1,644,183)

Provision for income taxes	5,404,000	—

Net income (loss)	4,044,245	(1,644,183)

Net income attributable to non-controlling interests	(913,085)	—

Net income (loss) attributable to controlling interest	$3,131,160	$(1,644,183)

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Consolidated Statements of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-in	Non-controlling	Share Purchase Promissory	(Accumulated Deficit)/ Retained	Total Stockholders’
	Shares	Amount	Capital	Interests	Note	Earnings	Equity

Balances, December 31, 2009	29,375	$282	$28,179,398	$847,181	$(655,298)	$(12,130,878)	$16,240,685

Interest on promissory note	—	—	—	—	(29,167)	—	(29,167)
Contributions	—	—	—	4,236	—	—	4,236
Distributions	—	—	—	(1,122,258)	—	—	(1,122,258)
Net income	—	—	—	913,085	—	3,131,160	4,044,245

Balances, September 30, 2010	29,375	$282	$28,179,398	$642,244	$(684,465)	$(8,999,718)	$19,137,741

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$4,044,245	$(1,644,183)
Items not involving cash:
Depreciation, depletion and amortization	1,193,527	1,888,969
Accretion of asset retirement obligations	12,621	32,486
Gain on sale of oil and gas properties	(9,886,329)	—
Deferred tax benefit	4,784,000	—
Unrealized derivative (gain) loss	(436,280)	290,497
Net change in:
Accounts receivable	303,696	761,456
Prepaid expenses and deposits	(268,812)	(424,268)
Accounts payable and accrued liabilities	(2,472,102)	633,175
Net cash (used in) provided by operating activities	(2,725,434)	1,538,132

Cash flows from investing activities:
Acquisition and development of properties and equipment	(3,863,588)	(2,706,319)
Proceeds from disposition of assets	30,985,721	2,500,000
Acquisition of equity method investment	(560,000)	—
Long-term deposits	22,410	575
Net cash provided by (used in) investing activities	26,584,543	(205,744)

Cash flows from financing activities:
Issue of member minority interests	4,236	14,500
Distribution to member minority interests	(1,122,258)	—
Proceeds from notes payable	1,622,258	260,000
Payments on notes payable	(23,553,108)	(2,000,000)
Net cash used in financing activities	(23,048,872)	(1,725,500)

Net increase (decrease) in cash	810,237	(393,112)

Cash and cash equivalents, beginning of period	208,295	695,358

Cash and cash equivalents, end of period	$1,018,532	$302,246

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 1 — Organization

Nytis Exploration (USA) Inc. (Nytis or the Company) is an independent oil and gas company engaged in the exploration, development and production of natural gas in the United States.  The Company’s business is comprised of the assets and properties of Nytis Exploration Company LLC (Nytis LLC) and Nytis Exploration of Pennsylvania LLC (Nytis Pennsylvania) which conduct the Company’s operations in the Appalachian and Illinois Basins.  Collectively Nytis, Nytis LLC and Nytis Pennsylvania are referred to as the Company.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly the Company’s financial position as of September 30, 2010, the Company’s results of operations and cash flows for the nine months ended September 30, 2010 and 2009.  Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received for natural gas and oil, natural production declines, the uncertainty of exploration and development drilling results and other factors.  For a more complete understanding of the Company’s operations, financial position and accounting policies, the unaudited financial statements and the notes thereto should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2009.

In the course of preparing the unaudited financial statements, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenue and expenses and in the disclosures of commitments and contingencies.  Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and accordingly, actual results could differ from amounts initially established.

Principles of Consolidation

The consolidated financial statements include the accounts of Nytis and its consolidated subsidiaries.  The Company owns 85% of Nytis Pennsylvania and approximately 98% of Nytis LLC.  All significant intercompany accounts and transactions have been eliminated.

Accounting for Oil and Gas Operations

The Company uses the full cost method of accounting for oil and gas properties.  Accordingly, all costs incidental to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipments, are capitalized.  Overhead costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and which are not related to production, general corporate overhead or similar activities, are also capitalized.

Unproved properties are excluded from amortized capitalized costs until it is determined whether or not proved reserves can be assigned to such properties.  Nytis assesses its unproved properties for impairment at least annually.  Significant unproved properties are assessed individually.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 2 — Summary of Significant Accounting Policies (continued)

Accounting for Oil and Gas Operations (continued)

The Company performs a ceiling test annually.  The full cost ceiling test is a limitation on capitalized costs prescribed by Securities and Exchange Commission (SEC) Regulation S-X Rule 4-10.  The ceiling test is not a fair value based measurement. Rather, it is a standardized mathematical calculation.  The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties.  Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down would be recognized to the extent of the excess capitalized costs.

Capitalized costs are depleted by an equivalent unit-of-production method, converting gas to oil at the ratio of six thousand cubic feet of natural gas to one barrel of oil.  Depletion is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future expenditures (based on current costs) to be incurred in developing proved reserves, net of estimated salvage values.

No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves.  All costs related to production activities, including work-over costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

Asset Retirement Obligations

The Company’s asset retirement obligations (ARO) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition.  The fair value of a liability for an ARO is recorded in the period in which it is incurred and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount.  The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool.  Revisions to estimated AROs result in adjustments to the related capitalized asset and corresponding liability.

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements.  The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or increased as a result of a reassessment of expected cash flows and assumptions inherent in the estimation of the liability.  Upward revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.  AROs are valued utilizing Level 3 fair value measurement inputs.

The following table is a reconciliation of the ARO for the nine months ended September 30, 2010.

Balance at beginning of period	$749,470
Liabilities transferred due to property disposition	(512,480)
Accretion expense	12,621
Additions during period	48,576

Balance at end of period	$298,187

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 2 — Summary of Significant Accounting Policies (continued)

Equity Method Investments

Investments in non-consolidated affiliates are accounted for under the equity method and generally include all entities in which the Company does not have significant influence, not more than 50 percent voting control, and is not considered the primary beneficiary.  All profit from transactions, if any, with equity method investments has been eliminated in the accompanying consolidated financial statements.  The Company’s investment that is accounted for on the equity method of accounting consists of a 50% interest in a joint venture which owns a gas gathering facility.  During the quarter ended September 30, 2010, the Company invested $560,000 in this joint venture.  No earnings or losses from the joint venture were recognized as of September 30, 2010 in the Company’s consolidated statements of operations as the amounts were de minimus.

Impact of Recently Issued Accounting Standards

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements, which amends Accounting Standards Codification 820, Fair Value Measurements and Disclosures.  The intent of this update is to improve disclosure requirement related to fair value measurements and disclosures.  New disclosures are required regarding transfers in and out of Levels 1 and 2 and activity within Level 3 fair value measurements, as well as clarification of existing disclosures regarding the level of disaggregation and disclosures about fair value measurement inputs and valuation techniques.  With the exception of disclosures regarding purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, the new disclosures and clarifications of existing disclosures were effective as of January 1, 2010, and all new disclosure requirements have been incorporated.  The disclosures regarding the roll forward of activity in Level 3 fair value measurements are effective for the Company beginning January 1, 2011.  The adoption of these disclosure requirements did not have a material impact on the Company’s financial statements.

Note 3 — Change in Method of Determining Oil and Gas Reserves

In December 2008, the SEC revised its requirements for oil and gas reserves estimation and disclosures and related definitions to align them with current practices and changes in technology.  In January 2010, the FASB issued oil and gas reserve estimation and disclosure authoritative accounting guidance effective for reporting periods on or after December 31, 2009.  This aligns the current oil and gas reserve estimation and disclosure requirements with those of the SEC.  As discussed earlier, the Company follows the full cost method of accounting for which the SEC provides guidance.  Among other things, the SEC and FASB amendments replace the single-day, year-end pricing assumption with a twelve-month average pricing assumption, revise certain definitions and allow the use of certain technologies to establish reserves.

As of December 31, 2009, the Company changed its method of determining the quantities of oil and gas reserves which impacted the amount recorded for depletion and the ceiling test calculation for oil and gas properties.  Under the new rules, the Company prepared its oil and gas reserve estimates as of December 31, 2009 using average, first-day-of-the-month prices during the twelve month period ending December 31, 2009.  In prior years, the Company used year-end spot prices.  The Company calculates depletion for the year using year-end reserves, and as a result, the new rules impacted the amount of depletion recorded for oil and gas properties and the ceiling test calculation for the year ended December 31, 2009.  In addition, under the new guidance, subsequent price increases cannot be considered in the ceiling test calculation.  Another significant provision of the new rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking.

The adoption of the new rules, especially the change in the methodology for pricing utilized to prepare oil and gas reserves and the five year limitation rule for proved undeveloped reserves, had a significant impact on the ceiling test for the Company for the year ended December 31, 2009.  Under the new rules, the Company’s oil and gas properties exceeded the ceiling limitation by approximately $16.1 million.  Under the old rules, the Company would not have exceeded its ceiling limitations.  In addition, the Company’s depletion rate, calculated under the new rules, increased by approximately 56% compare to the depletion rate calculated using the previous guidelines.  Accordingly, the impact of the adoption of the new rules resulted in a reduction of net income of $16.2 million for the year ended December 31, 2009.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 4 — Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.  The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.  Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:          Quoted prices for identical assets or liabilities in active markets;

Level 2:          Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:          Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

As of September 30, 2010, the Company had derivative instruments that were accounted for at fair value on a recurring basis.  This derivative asset of approximately $313,000 is considered Level 2 in the fair value hierarchy.

Determination of Fair Value

The fair values of the swap agreements are determined under the income valuation technique using a discounted cash flows model.  The valuation models require a variety of inputs, including contractual terms, published forward prices, volatilities for options, and discount rates, as appropriate.  The Company’s estimates of fair value of derivatives include consideration of the counterparty’s credit worthiness, the Company’s credit worthiness and the time value of money.  The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view.  All of the significant inputs are observable, either directly or indirectly; therefore, the Company’s derivative instruments are included within the Level 2 fair value hierarchy.

Nonrecurring Fair Value Measurements

The Company uses the income valuation technique to estimate the fair value of asset retirement obligations using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rate and time value of money.  Accordingly, the fair value is based on unobservable pricing inputs and therefore, is included within the Level 3 fair value hierarchy.  See Note 2 for additional information.

Other financial instruments not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and long-term debt.  With the exception of the long-term debt, the financial statement carrying amounts of these items approximate their fair values due to their short-term nature.  The carrying amount of long-term debt approximates the fair value due to its floating rate structure.

The factors used to determine fair value of the assets acquired, as discussed in Note 5, include estimates of proved reserves, future commodity prices, future production estimates, anticipated capital expenditures, and a discount rate commensurate with the risk associated with realizing the projected cash flows.  The fair value is based on unobservable pricing inputs and, therefore, is considered a Level 3 value input in the fair value hierarchy.

Note 5 — Dispositions and Acquisitions

In March 2010, the Company sold all of its interests in the Pennsylvania assets owned by Nytis LLC and Nytis Pennsylvania to a third party for $30.2 million, net of normal adjustments and transaction fees, with an effective date of February 1, 2010.  Proceeds from this sale were used to reduce outstanding borrowings due under the Company’s credit facility and accounts payable due Nytis Exploration Company (NEC) (see Note 14), to pay resultant taxes due to the sale of

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 5 — Dispositions and Acquisitions (continued)

these assets and distribute funds to members of Nytis Pennsylvania.  Because the sale of these assets significantly altered the relationship between capitalized costs and proved reserves, the Company recorded a gain of approximately $9.9 million.

In September 2010, the Company sold all of its interest in undeveloped acreage located in Webster County, West Virginia for approximately $770,000 to a third party.

In June 2010, the Company acquired an interest in 19 producing wells located in Boyd and Greenup Counties, Kentucky for a cash purchase price of approximately $1.3 million which represented their fair value.  The fair value was determined as discussed in Note 4.

In September 2010, the Company acquired a 50% interest in a joint venture that owns and operates a gas gathering system located in Crawford County, Illinois for $560,000.

Note 6 — Property and Equipment

Net property and equipment as of September 30, 2010 and December 31, 2009 consists of the following:

	As of September 30, 2010	As of December 31, 2009

Oil and gas properties
Proved oil and gas properties	$44,764,812	$60,795,447
Unproved properties not subject to depletion	2,973,956	5,135,018
Accumulated depreciation, depletion, amortization and impairment	(25,208,619)	(24,057,894)
Net oil and gas properties	22,530,149	41,872,571

Furniture and fixtures, computer hardware and software, and other equipment	485,344	519,039
Accumulated depreciation and amortization	(399,959)	(390,852)
Net other property and equipment	85,385	128,187

Total net property and equipment	$22,615,534	$42,000,758

As of September 30, 2010 and December 31, 2009, the Company had approximately $3.0 million and $5.1 million, respectively, of unproved oil and gas properties not subject to depletion.  The costs not subject to depletion relate to unproved properties that are excluded from amortized capital costs until it is determined whether or not proved reserves can be assigned to such properties.  The excluded properties are assessed for impairment at least annually.  Subject to industry conditions, evaluation of most of these properties and the inclusion of their costs in amortized capital costs is expected to be completed within five years.

The Company capitalized overhead applicable to acquisition, development and exploration activities of approximately $321,000 and $524,000 for the nine months ended September 30, 2010 and 2009, respectively.

Note 7 — Bank Credit Facility

On May 31, 2010, the Company amended its credit facility with the Bank of Oklahoma.  The credit facility matures in May 2012.  No repayments of principal are required until maturity, except to the extent that outstanding balances exceed the borrowing base then in effect; however, the Company has the right both to repay principal at any time and to reborrow.  Subject to the agreement of the Company and the lender, the size of the credit facility may be increased up to $50 million.  As of September 30, 2010, the borrowing base was $8.0 million. The borrowing base is redetermined semi-annually, and

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 7 — Bank Credit Facility (continued)

the available borrowing amount could be increased or decreased as a result of such redeterminations.  Under certain circumstances the lender may request an interim redetermination.  The facility has variable interest rates based upon the ratio of outstanding debt to the borrowing base.  Interest rates are based on either an Alternative Base Rate or LIBOR.  The portion of the loan based on an “Alternate Base Rate” is determined by the rate per annum equal to the greatest of the following: (a) the Federal Funds Rate for such day plus one-half of one percentage point, (b) the Prime Rate for such day or (c) LIBOR for a one-month LIBOR Interest Period plus one percentage point; plus 1.5%.  The portion based on LIBOR is determined by the rate per annum equal to LIBOR plus between 2.5% and LIBOR plus 3.25% for each LIBOR tranche. For all debt outstanding regardless of if the loan is based on the Alternative Base Rate or LIBOR, there is a minimum floor of 4.5% per annum. In addition, the credit facility includes a hedging component that provides a line of credit under commodity swap, exchange, collar, cap and fixed price agreements and agreements designated to protect the Company against changes in interest and currency exchange rates.  The maximum amount of credit on this line is $2.7 million.

At September 30, 2010, there were approximately $2.1 million in outstanding borrowings under the credit facility.  The Company’s effective borrowing rate at September 30, 2010 was 4.5%.  The credit facility is collateralized by substantially all of the Company’s oil and gas assets.  The credit facility includes terms that place limitations on certain types of activities and the payment of dividends, and requires satisfaction of a current ratio (the ratio of current assets to current liabilities) of 1.0 to 1.0 and a maximum Funded Debt Ratio (the ratio of the outstanding balance of all interest bearing indebtedness to the sum of EBITDAX (net income plus interest expense, income taxes, depreciation, depletion, amortization, exploration and impairment expenses and other non-cash charges) for the most recently completed four consecutive fiscal quarters) of 3.5 to 1.0 as of the end of any fiscal quarter.  The Company is in compliance with all covenants associated with the credit agreement as of September 30, 2010.

Note 8 — Income Taxes

The Company accounts for uncertainty in income taxes for tax positions taken or expected to be taken in a tax return in accordance with the authoritative guidance on income taxes.  As a result of the disposition of certain assets as discussed in Note 5, the Company paid estimated taxes resulting from the disposition and utilized net operating losses (NOL) that gave rise to the deferred tax asset recognized in 2009.

Income tax expense for the nine months ended September 30, 2010 differs from the amounts that would be provided by applying the U.S. federal income tax rate to income before income taxes principally due to the effect of state income taxes and an increase in the Company’s valuation allowance resulting from a reduction in the previously estimated utilization of NOL’s.  These factors increased the Company’s effective tax rate from the statutory rate of 35% to 57%.  The effective tax rate for the year ended December 31, 2010 may differ from that used in the September 30, 2010 interim financial statements as estimates are updated.  Prior to 2010, the Company has not been in a taxable income position

Note 9 — Stockholders’ Equity

Authorized and Issued Capital Stock

The authorized capital stock of Nytis is 101,000 shares, consisting of 100,000 shares of common stock with a par value of $0.01 per share and 1,000 shares of preferred stock with a par value of $0.01 per share.

Employee Benefit Plans

During the nine month period ended September 30, 2010, no stock options or warrants were granted or forfeited.  No stock was issued or forfeited under the Company’s restricted stock plan for the nine month period ended September 30, 2010.

Share Promissory Note

As of September 30, 2010, the promissory note including accrued interest totaled approximately $685,000.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 9 — Stockholders’ Equity (continued)

Restricted Membership Plan

The following table summarizes the activity in the Company’s restricted membership plan for the nine months ended September 30, 2010.

Percentage Outstanding

Outstanding at December 31, 2009	4.90%

Forfeited	(.40)

Outstanding at September 30, 2010	4.50%

The Company estimated that none of the membership interests issued would vest and accordingly no compensation cost has been recorded for the nine month period ended September 30, 2010.

Note 10 — Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Accounts payable	$396,879	$224,597
Oil and gas revenue payable to oil and gas property owners	216,917	554,188
Production taxes payable	32,905	13,035
Accrued drilling costs	14,336	171,016
Accrued lease operating costs	184,310	252,667
Accrued ad valorem taxes	255,473	342,099
Accrued bonus and payroll costs	159,770	207,019
Other accrued liabilities	111,390	141,609

Total accounts payable and accrued liabilities	$1,371,980	$1,906,230

Note 11 — Physical Delivery Contracts and Gas Derivatives

The Company has historically used commodity-based derivative contracts to manage exposures to commodity price on certain of its gas production.  The Company does not hold or issue derivative financial instruments for speculative or trading purposes.  Nytis also enters into gas physical delivery contracts to effectively provide gas price hedges.  Because these contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives.  Therefore, these contracts are not recorded at fair value in the consolidated financial statements.

The Company has fixed price contracts requiring physical deliveries for approximately 60 Mcf per day for an average sales price of $5.17, which expire in 2014.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 11 — Physical Delivery Contracts and Gas Derivatives (continued)

As of September 30, 2010, other than the above mentioned contracts, the Company’s other gas sales contracts approximate index prices.

During the nine month period ended September 30, 2010, the Company entered into fixed price natural gas swaps.  The Company hedged the difference between the New York Mercantile Exchange (NYMEX) price and fixed prices.  The gains or losses and changes in fair value of these derivative instruments are recorded in earnings and recognized in oil and gas revenue in the consolidated statements of operations.  As of September 30, 2010, the Company had outstanding fixed price swaps in place covering a total of 10,000 MMBtu per month at a fixed price of $6.03 per MMBtu with a remaining term of October 2010 through May 2011 and 10,000 MMBtu per month at a fixed price of $5.245 per MMBtu with a remaining term of October 2010 through March 2012.

The following table summarizes the fair value of the derivatives recorded in the consolidated balance sheets.  These derivative instruments are not designated as cash flow hedging instruments for accounting purposes:

	September 30, 2010	December 31, 2009
Commodity derivative contracts:
Current assets	$313,000	$—
Current liabilities	$—	$124,000

The table below summarizes the realized and unrealized gains and losses related to the Company’s derivative instruments for the nine month periods ended September 30, 2010 and 2009.  These realized and unrealized gains and losses are recorded and included in oil and gas revenue in the accompanying consolidated statements of operations.

	September 30, 2010	September 30, 2009
Commodity derivative contracts:
Realized gains (losses)	$266,000	$372,000
Unrealized (losses) gains	436,000	(290,000)

Total realized and unrealized gains	$702,000	$82,000

The counterparty in all of the Company’s derivative instruments is the lender in the Company’s bank credit facility; accordingly, the Company is not required to post collateral since the bank is secured by the Company’s oil and gas assets.

Note 12 — Commitments

The Company has entered into employment agreements with certain executives and officers of the Company.  The initial term of the agreements generally range from one to two years and provide for renewal provisions in one year increments thereafter.  The agreements provide for, among other items, severance and continuation of benefit payments upon termination of employment or certain change of control events.

Note 13 — Retirement Savings Plan

The Company outsources certain payroll and human resource functions to an administrative company.  In conjunction with this arrangement, the Company has a 401(k) plan available to eligible employees.  The plan provides for 6% matching which vests immediately.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2010

Note 14 — Related Party Transactions

NEC is an independent oil and gas company whose nature of its business is the exploration, development, production, marketing and sale of oil, gas, coalbed methane and other hydrocarbons in locations other than the United States.  NEC has substantially the same shareholders as the Company.  The Company has engaged NEC to assist in the management, direction and supervision of the operations and business functions of the Company.  A service agreement between the Company and NEC provides for certain restrictions on NEC’s authority to perform acts in connection with the business of the Company and establishes provisions for the compensation of NEC in performing these duties.  General and administrative expenses charged by NEC to the Company were approximately $876,000 and $491,000 for the nine months ended September 30, 2010 and 2009, respectively.  As of September 30, 2010, the Company owed NEC approximately $3.1 million.  This payable consists primarily of charges incurred under the service agreement and advances made for capital expenditures and other miscellaneous general and administrative expenses.  As discussed in Note 5, proceeds from the sale of certain oil and gas assets were used to pay down the related party payables.

Note 15 — Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures for the nine months ended September 30, 2010 and 2009 are presented below:

	Nine Months Ended September 30,
	2010	2009

Cash paid during the period for:
Interest payments	$291,000	$883,000
Income taxes	$620,000	$—

Non-cash transactions:
Increase in net asset retirement obligations	$49,000	$35,850
Decrease in net asset retirement obligations due to sale of properties	$(512,480)	$—
Decrease in accounts payable and accrued liabilities included in oil and gas properties	$(492,000)	$(247,000)
Increase in interest receivable on promissory note	$29,000	$28,000

Note 16 — Subsequent Events

In February 2011, in a stock-for-stock transaction, the Company became a subsidiary of St. Lawrence Seaway Corporation, a Delaware corporation with offices in Norwalk, Connecticut, pursuant to a January 31, 2011 Agreement and Plan of Merger.

Also in February 2011, the Company entered into an Asset Purchase Agreement (“APA”) with Interstate Gas Company, LLC ( a private limited liability company) and certain related parties to purchase, for $29.6 million (subject to adjustment at closing) certain oil and natural gas properties and other assets related thereto, all located in eastern Kentucky and four counties in West Virginia.  Subject to results of the Company’s due diligence, the APA is scheduled to close in April 2011.  The APA may be terminated by either party for specific reasons including if the closing does not occur on or before April 30, 2011, if the total purchase price adjustments exceed $3 million, or if either party has violated or breached any of its material agreements, representations or warranties.  If the APA is terminated due to the Company not fulfilling specific obligations under the APA, the Company will forfeit its deposit of $450,000 paid at the date of executing the APA.